Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Synovus Financial Corp.:
We consent to the incorporation by reference in the registration statements (No. 333‑143035, No. 333‑188254, No. 333-227367, and No. 333-238751) on Forms S‑8, and (No. 333‑233341 and No. 333-239013) on Forms S‑3 of Synovus Financial Corp. of our reports dated March 1, 2021, with respect to the consolidated balance sheets of Synovus Financial Corp. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Synovus Financial Corp.
As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC 326, Financial Instruments - Credit Losses.

/s/ KPMG LLP
Atlanta, Georgia
March 1, 2021